Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
MTM Technologies, Inc.

We hereby consent to incorporation by reference in the Registration Statement and the related Prospectus of MTM Technologies, Inc. included in Amendment No 1. to Form S-3 of our report dated June 6, 2006, related to the consolidated balance sheets of MTM Technologies, Inc. and Subsidiaries as of March 31, 2006 and 2005, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended March 31, 2006, which report appears in the Annual Report on Form 10-K of MTM Technologies, Inc. for the year ended March 31, 2006. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement and Prospectus.

/s/ Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

March 12, 2007